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                              TRANSACTION AGREEMENT

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                          dated as of November 22, 1996

                                  by and among

                              CORNING INCORPORATED,

                           CORNING LIFE SCIENCES INC.,

                 CORNING CLINICAL LABORATORIES INC. (Delaware),

                                  COVANCE INC.,

                                       and

                  CORNING CLINICAL LABORATORIES INC. (Michigan)




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                                TABLE OF CONTENTS



                                                                                                                Page
                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01.  General.................................................................................  2
         SECTION 1.02.  References; Interpretation..............................................................  7

                                   ARTICLE II
             DISTRIBUTIONS AND OTHER TRANSACTIONS; CERTAIN COVENANTS

         SECTION 2.01.  Conditions Precedent....................................................................  7
         SECTION 2.02.  The Distributions and Other Transactions................................................  8
         SECTION 2.03.  Treatment of Fractional Shares.......................................................... 12
         SECTION 2.04.  Certain Intercompany Financial and Other Arrangements................................... 12
         SECTION 2.05.  Certain Indebtedness and Capital Structure.............................................. 13
         SECTION 2.06.  Further Assurances...................................................................... 13
         SECTION 2.07.  No Representations or Warranties........................................................ 14
         SECTION 2.08.  Guarantees.............................................................................. 14
         SECTION 2.09.  Certain Transactions.................................................................... 15
         SECTION 2.10.  Insurance............................................................................... 15

                                   ARTICLE III
                                 INDEMNIFICATION

         SECTION 3.01.  Indemnification by Corning.............................................................. 15
         SECTION 3.02.  Indemnification by CCL.................................................................. 22
         SECTION 3.03.  Indemnification by Covance.............................................................. 23
         SECTION 3.04.  Adjustments for Indemnification Obligations............................................. 23
         SECTION 3.05.  Procedures for Indemnification - Third Party Claims..................................... 23
         SECTION 3.06.  Survival of Indemnities................................................................. 25
         SECTION 3.07.  Payments................................................................................ 25

                                   ARTICLE IV
                              ACCESS TO INFORMATION

         SECTION 4.01.  Provision of Corporate Records.......................................................... 25
         SECTION 4.02.  Access to Information................................................................... 25
         SECTION 4.03.  Reimbursement........................................................................... 26
         SECTION 4.04.  Confidentiality......................................................................... 26

                                    ARTICLE V
                               DISPUTE RESOLUTION

         SECTION 5.01.  Good Faith Negotiations................................................................. 27
         SECTION 5.02.  Procedure............................................................................... 27

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                                       ii

                                   ARTICLE VI
                               GENERAL PROVISIONS

         SECTION 6.01.  Expenses................................................................................ 28
         SECTION 6.02.  Notices................................................................................. 28
         SECTION 6.03.  Complete Agreement; Construction........................................................ 29
         SECTION 6.04.  Ancillary Agreements.................................................................... 29
         SECTION 6.05.  Counterparts............................................................................ 29
         SECTION 6.06.  Survival of Agreements.................................................................. 29
         SECTION 6.07.  Waiver.................................................................................. 29
         SECTION 6.08.  Amendments.............................................................................. 30
         SECTION 6.09.  Assignment.............................................................................. 30
         SECTION 6.10.  Successors and Assigns.................................................................. 30
         SECTION 6.11.  Termination............................................................................. 30
         SECTION 6.12.  Subsidiaries............................................................................ 30
         SECTION 6.13.  Third Party Beneficiaries............................................................... 30
         SECTION 6.14.  Headings................................................................................ 30
         SECTION 6.15.  Specific Performance.................................................................... 30
         SECTION 6.16.  Governing Law........................................................................... 31
         SECTION 6.17.  Public Announcements.................................................................... 31
         SECTION 6.18.  Severability............................................................................ 31





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                                      iii


         SCHEDULES


         Schedule 2.08     Guarantees

         EXHIBITS

         Exhibit A         Forms of Contribution Agreement, Liabilities Undertaking, Bill of Sale
                           and Assignment and Instrument of Assignment and Assumption
         Exhibit B         Form of Plan of Liquidation and Dissolution of CLSI
         Exhibit C         Certificate of Ownership and Merger and Certificate of Merger, with attached Agreement and Plan of Merger and Complete Liquidation
                           (Covance CAPS into Covance)
         Exhibit D         Form of Insurance Agreement
         Exhibit E         Form of Services Agreement
         Exhibit F         Form of Spin-off Tax Indemnification Agreements
         Exhibit G         Form of Tax Sharing Agreement
         Exhibit H         Forms of Amended Charter and By-Laws of CCL
         Exhibit I         Forms of Amended Charter and By-Laws of Covance


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




                  TRANSACTION AGREEMENT dated as of November 22, 1996, by and among CORNING INCORPORATED, a New York corporation ("Corning"), CORNING LIFE
SCIENCES INC., a Delaware corporation ("CLSI"), CORNING CLINICAL LABORATORIES
INC., a Delaware corporation ("CCL"), COVANCE INC., a Delaware corporation
("Covance") and CORNING CLINICAL LABORATORIES INC., a Michigan corporation ("CCL
(MI)").


                              W I T N E S S E T H:

                  WHEREAS, Corning is the common parent of a consolidated group which includes CLSI, CCL, Covance and CCL (MI);

                  WHEREAS, the Board of Directors of Corning has determined that it is appropriate and desirable to distribute to the holders of shares of common stock, par value $0.50 per share, of Corning (the "Corning Common Shares") all the outstanding shares of common stock of CCL (the "CCL Common Stock") and, immediately following such distribution, for CCL to distribute to the holders of CCL Common Stock all the outstanding shares of common stock of Covance (the
"Covance Common Stock");

                  WHEREAS, each of Corning, CCL and Covance has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such distribution and to set forth other agreements that will govern certain other matters following the distribution;

                  WHEREAS, each of Corning, CCL and Covance has determined that it is necessary and desirable to allocate and assign responsibility for those liabilities in respect of the activities of the businesses of such entities on the Distribution Date (as defined herein) and those liabilities in respect of other businesses and activities of Corning and its former subsidiaries and other matters;

                  WHEREAS, Corning currently owns 100% of the stock of CLSI;

                  WHEREAS, CLSI currently owns 100% of the stock of CCL;

                           WHEREAS, CCL currently owns 100% of the stock of each
                  of Covance and CCL (MI);

                           WHEREAS, Covance currently owns 100% of the stock of
                  Covance Clinical and Periapproval Services Inc. (formerly
                  Corning Besselaar, Inc.) ("Covance CAPS"); and




                  WHEREAS, prior to the Distribution Date, CLSI will contribute to CCL substantially all of its assets other than the stock of CCL in exchange for additional shares of CCL Common Stock, shares of voting preferred stock of CCL and cash and will contribute to CCL (MI) certain of its obligations and liabilities and Corning will cause CLSI to dissolve and Covance CAPS to be merged with and into Covance.

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  SECTION 1.01. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

                  "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, will control or will be controlled by or will be under common control with the person specified immediately following the Effective Time.

                  "Agent" shall have the meaning as defined in Section 2.02(g).

                  "Agreement Disputes" shall have the meaning as defined in
         Section 5.01.

                  "Ancillary Agreements" shall mean the Insurance Agreement, the Intellectual Property Agreement, the Services Agreement, the Spin-off Tax Indemnification Agreements and the Tax Sharing Agreement.

                  "Assignee" shall have the meaning as defined in Section 2.02(i)(ii).

                  "CCL" shall mean Corning Clinical Laboratories Inc., a Delaware corporation.

                  "CCL Business" shall mean all businesses and operations conducted by (i) CLSI, MRL Nucor, Inc. and all current and former subsidiaries of CLSI (other than Covance Biotechnology Services Inc. (formerly CORNING Bio Inc.), Covance and its



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                                        3

Subsidiaries, Pharmaceutical Laboratory Services, Inc., Quanterra Incorporated, California Analytical Laboratory, Chemical Research Laboratories, Inc., Enseco Incorporated, ERCO, Rocky Mountain Analytical Laboratory and Wadsworth/Alert Laboratories, Inc.), including without limitation CCL (but excluding in any event the environmental testing business previously conducted by CCL); and (ii) any business entities acquired or established by or for CCL or any of its Subsidiaries after the date of this Agreement.

                  "CCL Indemnitees" shall mean CCL, each Affiliate of CCL, each of their respective directors and officers and each of the heirs, executors, successors and assigns of any of the foregoing.

                  "CCL Liabilities" shall mean, collectively, (i) all the Liabilities of CCL and its Subsidiaries under this Agreement and any of the Ancillary Agreements, and (ii) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, at or following the Effective Time) arising out of or in connection with or otherwise relating to the management or conduct before or after the Effective Time of the CCL Business.

                  "CCL (MI)" shall mean Corning Clinical Laboratories Inc., a Michigan corporation.

                  "CCL Record Holders" shall mean all holders of CCL Common Stock as of the Distribution Record Date, provided that the CCL Record Holders shall be deemed to be determined immediately following the distribution of CCL Common Stock to all Corning Record Holders.

                  "CLSI" shall mean Corning Life Sciences Inc., a Delaware corporation.

                  "CLSI Revolver" shall mean the Revolving Credit Agreement dated December 1, 1994 between Corning and CLSI.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                           "Commission" shall mean the Securities and Exchange
                  Commission.

                  "Company Policies" shall mean all Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of Corning or any of its predecessors which relate to the Corning Business, the CCL Business or the Covance Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses.




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                                        4


                  "Corning" shall mean Corning Incorporated, a New York corporation.

                  "Corning Business" shall mean (i) all businesses and operations of Corning and its subsidiaries other than the CCL Business and the Covance Business and (ii) the environmental testing business previously conducted by CCL and its Subsidiaries, including California Analytical Laboratory, Chemical Research Laboratories, Inc., Enseco Incorporated, ERCO, Quanterra Incorporated, Rocky Mountain Analytical Laboratory and Wadsworth/Alert Laboratories, Inc.

                  "Corning Indemnitees" shall mean Corning, each Affiliate of Corning, each of their respective directors and officers and each of the heirs, executors, successors and assigns of any of the foregoing.

                  "Corning Liabilities" shall mean all the Liabilities of Corning and its Subsidiaries under this Agreement and any of the Ancillary Agreements, and all the Liabilities of Corning and its subsidiaries that are not CCL Liabilities or Covance Liabilities including, without limitation, all Liabilities under any employee benefit plans maintained by Corning and any stock option employment or consulting agreements to which Corning is a party, including any such benefit plans or agreements covering or with persons who are or were employees of CCL or Covance and their respective Subsidiaries. Notwithstanding the foregoing, the remaining payment obligations under the Agreement dated June 7, 1995 among Corning, CLSI and Ralph H. Thurman and the Consulting Agreement dated June 7, 1995 among Corning, CLSI and Ralph H. Thurman shall be CCL Liabilities and not Corning Liabilities.

                  "Corning Record Holders" shall mean all holders of record of Corning Common Shares as of the Distribution Record Date.

                  "Covance" shall mean Covance Inc., a Delaware corporation (formerly known as Corning Pharmaceutical Services Inc.).

                  "Covance Business" shall mean all businesses and operations conducted by (i) all current and former subsidiaries of Covance and by Covance Biotechnology Services Inc. and Pharmaceutical Laboratory Services, Inc. prior to the Effective Time; and (ii) any business entities acquired or established by or for Covance or any of its Subsidiaries after the date of this Agreement.

                  "Covance Indemnitees" shall mean Covance, each Affiliate of Covance, each of their respective directors and officers and each of the heirs, executors, successors and assigns of any of the foregoing.



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                                        5

                  "Covance Liabilities" shall mean, collectively, (i) all the Liabilities of Covance and its Subsidiaries under this Agreement and any of the Ancillary Agreements, and (ii) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, at or following the Effective Time) arising out of or in connection with or otherwise relating to the management or conduct before or after the Effective Time of the Covance Business.

                  "Distribution Date" shall mean December 31, 1996 or such later date as may hereafter be determined by Corning's Board of Directors as the date as of which the Distributions shall be effected.

                  "Distribution Record Date" shall mean December 31, 1996 or such later date as may hereafter be determined by Corning's Board of Directors as the record date for the Distributions.

                  "Distributions" shall mean the two consecutive distributions in the following order on the Distribution Date to (i) all Corning Record Holders of the CCL Common Stock owned by Corning and (ii) all CCL Record Holders of the Covance Common Stock owned by CCL.

                  "Effective Time" shall mean 11:59 p.m., New York time, on the Distribution Date.

                  "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

                  "Indemnifiable Losses" shall mean any and all losses, liabilities, claims, damages, demands, costs or expenses (including, without limitation, reasonable attorneys' fees and any and all reasonable and necessary out-of-pocket expenses) whatsoever, including any and all losses, liabilities, claims, damages, demands, costs or expenses reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions, provided, however, that such Indemnifiable Losses shall not include Taxes or other amounts indemnified against under the Spin-off Tax Indemnification Agreements and the Tax Sharing Agreement.

                  "Indemnifying Party" shall have the meaning as defined in
Section 3.04.

                  "Indemnitee" shall have the meaning as defined in Section
3.04.

                  "Information Statement" shall mean the Information Statement sent to all the Record Holders in connection with the Distributions, including any amendment or supplement thereto.




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                                        6


                  "Insurance Agreement" shall mean the Insurance Agreement among Corning, CCL and Covance, in substantially the form attached hereto as Exhibit D.

                  "Intellectual Property Agreement" shall mean the Intellectual Property and Licensing Agreement among Corning, CCL and Covance, in a form to be agreed upon by the parties to this Agreement.

                  "Liabilities" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking.

                  "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

                  "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including, without limitation, primary, excess and umbrella policies, comprehensive general liability policies, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

                  "Record Holders" shall mean the CCL Record Holders and the Corning Record Holders, collectively.

                  "Records" shall have the meaning as defined in Section 4.01.

                  "Registration Statements" shall mean the registration statements on Form 10 in respect of the CCL Common Stock and the Covance Common Stock required to be filed with the Commission pursuant to Rule 12(b) under the Exchange Act.

                  "Rules" shall have the meaning as defined in Section 5.02.

                  "Services Agreement" shall mean the Services Agreement among Corning, CCL and Covance, in substantially the form attached hereto as Exhibit E.


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                                        7


                  "Spin-off Tax Indemnification Agreement" shall mean each of the Spin-off Tax Indemnification Agreements between or among two or more of Corning, CCL and Covance, in substantially the form attached hereto as Exhibit F.

                  "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) will own, immediately following the Effective Time, directly or indirectly, ownership interests sufficient to elect a majority of the board of directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) will be, immediately following the Effective Time, a general partner or an entity performing similar functions; provided that Bio Imaging Technologies Inc. will be deemed to be a Subsidiary of Covance and, National Imaging Associates will be deemed to be a Subsidiary of CCL, in each case, for all purposes of this Agreement.

                  "Tax" shall mean all federal, state, local and foreign gross or net income, gross receipts, withholding, franchise, transfer, estimated or other tax or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts.

                  "Tax Sharing Agreement" shall mean the Tax Sharing Agreement among Corning, CCL and Covance, in substantially the form attached hereto as Exhibit G.

                  "Third Party Claim" shall have the meaning as defined in
         Section 3.05.

                  SECTION 1.02. References; Interpretation. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.


                                   ARTICLE II
             DISTRIBUTIONS AND OTHER TRANSACTIONS; CERTAIN COVENANTS

                  SECTION 2.01. Conditions Precedent. Neither the Distributions nor the related transactions set forth in this Agreement or in the Ancillary Agreements shall become effective unless the following conditions have been satisfied or waived by Corning on or before the Effective Time:

                  (a) The Registration Statements shall have been filed by CCL and Covance, as applicable, with, and declared effective by, the Commission and the Information Statement shall have been mailed in a timely manner to all holders of Corning Common Shares prior to the Distribution Date.




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                                        8

                  (b) Corning shall have received a favorable ruling from the Internal Revenue Service to the effect that the Distributions qualify as tax-free distributions under
                           Section 355 of the Code.

                  (c) Corning shall have received a favorable response from the Commission to the "no-action request" letter describing the Distributions filed by Corning with the Commission.

                  (d) The New York Stock Exchange shall have approved the CCL Common Stock and Covance Common Stock for listing on its exchange, subject to official notice of distribution.

                  (e) The financing arrangements among and between the parties contemplated in the Information Statement will have been consummated. CCL and Covance each shall pay all of the expenses associated with their respective financings.

                  SECTION 2.02. The Distributions and Other Transactions. (a) Certain Transactions. Prior to the Distribution Date:

                  (i) Covance CAPS shall be merged with and into Covance pursuant to the Certificate of Ownership and Merger between Covance CAPS and Covance and the Certificate of Merger between Covance CAPS and Covance, in substantially the forms attached hereto as Exhibit C, and in accordance with all applicable filing requirements under the Delaware General Corporation Law and the New Jersey Business Corporation Act. As a result of the merger, Covance CAPS will cease to exist and Covance will acquire the assets of Covance CAPS and assume (or take the assets of Covance CAPS subject to) the liabilities of Covance CAPS.

                  (ii) CLSI will contribute to CCL all of CLSI's assets other than the stock of CCL and CLSI's rights under certain agreements that CLSI agrees to transfer pursuant to Section 2.02(i) in exchange for 200,000 additional shares of CCL Common Stock, 1,000 shares of voting preferred stock of CCL and $250,000 in cash from CCL pursuant to (A) the Contribution Agreement between CLSI and CCL, (B) the Liabilities Undertaking between CLSI and CCL (C) the Instrument of Assignment and Assumption between CLSI and CCL and (D) the Bill of Sale and Assignment between CLSI and CCL, each in substantially the forms attached hereto as Exhibit A, and in accordance with all applicable filing requirements under the Delaware General Corporation Law. As a result of such transactions, CCL will acquire the assets of CLSI and assume (or take the assets of CLSI subject to) the liabilities of CLSI other than (A) such obligations and liabilities for which either Corning or Covance is responsible under this Agreement or the Ancillary Agreements and (B) any obligations that CCL(MI) assumes pursuant to the following sentence. CCL (MI) shall assume (A) the first $2 million in principal amount of obligations of CLSI owed by CLSI to Corning under the CLSI Revolver and (B) the first $2 million of CLSI's obligations under Section 6.06(a) of the Agreement and Plan of Merger among Corning, Opera Acquisition Corp. and CLSI (then known as Damon Corporation). Following such contributions and assumptions, CLSI shall adopt a plan of liquidation and dissolve pursuant to the Plan of Liquidation and Dissolution of CLSI, substantially in the form attached hereto as Exhibit B, and in accordance with all applicable filing requirements under the Delaware General Corporation Law. As a result of such liquidation and dissolution, CLSI will distribute to Corning its remaining assets, which will consist largely of the capital stock of CCL, and CLSI will cease to exist.

                  (iii) No earlier than one day following the effective date for the transactions described in Section 2.02(a)(ii), CCL will transfer to certain of its subsidiaries the following shares of common stock that CCL will have received from CLSI pursuant to the transactions described in Section 2.02(a)(ii): (A) the shares of common stock of Corning Nichols Institute, (B) the shares of common stock of Corning Clinical Laboratories Inc. (Mass.) and (C) the shares of common stock of Corning Clinical Laboratories Inc. (MD).

                  (iv) No earlier than three (3) days following the later of the effective dates for the transactions described in Sections 2.02(a)(i),
         (ii) and (iii), CCL will transfer its Covance Common Stock, its entire interest in Pharmaceutical Laboratory Services, Inc. and its entire interest in Covance Biotechnology Services Inc. to Covance by delivering to Covance stock certificates representing each of CCL's share interests in such companies, accompanied by stock powers duly endorsed by CCL and with all required stock transfer tax stamps affixed. In connection therewith CCL shall deliver to Covance for cancellation the share certificate currently held by it representing Covance Common Stock and Covance shall issue to CCL new certificates representing the total number of newly-issued shares of Covance Common Stock sufficient in number to allow for an orderly and pro rata distribution of such Covance Common Stock to the CCL common shareholders.

                  (v) No earlier than three (3) days following the later of the effective dates for the transactions described in Sections 2.02(a)(i),
         (ii) and (iii), Corning will transfer its CCL Common Stock and its entire interest in MRL Nucor, Inc. to CCL by delivering to CCL stock certificates representing each of Corning's share interests in CCL and MRL Nucor, Inc., accompanied by stock powers duly endorsed by Corning and with all required stock transfer tax stamps affixed. In connection therewith Corning shall deliver to CCL for cancellation the share certificate then held by it representing CCL Common Stock and shall receive new certificates representing the total number of newly-issued shares of CCL Common Stock sufficient in number to allow for an orderly and pro rata distribution of such CCL Common Stock to the Corning common shareholders.

                  (b) Ancillary Agreements. On or prior to the Distribution Date, each of Corning, CCL and Covance shall have executed and delivered to each of the others, each of the Ancillary Agreements.

                  (c) Charters; By-laws. On or prior to the Distribution Date:

                  (i) All necessary actions shall have been taken to provide for the amendments of the Articles of Incorporation and By-laws for CCL, such amendments to be in substantially the forms attached hereto as Exhibit H.

                  (ii) All necessary actions shall have been taken to provide for the amendments of the Articles of Incorporation and By-laws for Covance, such amendments to be in substantially the forms attached hereto as Exhibit I.

                  (d) Benefit Plans. On or prior to the Distribution Date, any shareholder approvals deemed necessary for employee benefit plans shall have been obtained.

                  (e) Directors. On or prior to the Distribution Date, Corning as the sole shareholder of CCL, and CCL, as the sole shareholder of Covance, shall have taken all necessary action by written consent on or prior to the Distribution Date to elect to the Board of Directors of CCL and the Board of Directors of Covance the individuals identified in the Information Statement as directors of CCL and Covance, respectively.

                  (f) Consents. The parties hereto shall use their commercially reasonable efforts to obtain any required consents to assignment of agreements hereunder, if applicable.

                  (g) Delivery of Shares to Agent. Corning shall deliver to Harris Trust and Savings Bank (the "Agent") the share certificates representing the CCL Common Stock and CCL shall deliver to the Agent the share certificates representing the Covance Common Stock and Corning and CCL shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such common stock to the Corning Record Holders and the CCL Record Holders, as the case may be, as further contemplated by the Information Statement and herein. CCL and Covance shall provide all share certificates that the Agent shall require in order to effect the Distributions.




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                                       11


                  (h) Sublease. Corning shall have entered into a sublease agreement with National Imaging Associates, Inc. with respect to the first floor of 10 Mountainview Road, Upper Saddle River, New Jersey.

                  (i) Transfer of Agreements. (i) CLSI hereby agrees that on or prior to the date on which it is dissolved, subject to the limitations set forth in this Section 2.02(i), it will assign, transfer and convey to Covance all of CLSI's rights and obligations under (a) the Capital Contribution Agreement and Shareholder Agreement dated February 22, 1995 among Corning BioPro Inc., CLSI, Richard Hawkins, Dr. John Scarlett, Robert F. Amundsen and Dr. Nona Niland, (b) any and all existing stock option agreements between CLSI, Corning Bio Inc. and individual employees of Corning Bio Inc., (c) the Registration Agreement dated as of February 22, 1995 by and between Corning BioPro Inc. and CLSI, (d) the Joint Escrow Instructions dated February 22, 1995 by and between Corning BioPro Inc., CLSI, Robert F. Amundsen and the Escrow Agent named therein, and (e) the Joint Escrow Instructions dated February 22, 1995 by and between Corning BioPro Inc., CLSI, Dr. John Scarlett and the Escrow Agent named therein. CLSI hereby further agrees that on or prior to the date on which it is dissolved, subject to the limitations set forth in this Section 2.02(i), it will assign, transfer and convey to Corning all of its rights and obligations under the lease agreement dated October 5, 1995 between 2154 Trading Corporation and CLSI with respect to 10 Mountainview Road, Upper Saddle River, New Jersey and a sublease to National Imaging Associates with respect to a portion of such premises. CCL hereby agrees that on or prior to the Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 2.02(i), it will assign, transfer and convey to Corning all of CCL's rights and obligations under the Asset Transfer Agreement dated as of May 2, 1994, as amended, among CCL, International Technology Corporation, IT Corporation and Quanterra Incorporated and the related closing documents thereunder, including without limitation the General Instrument of Assignment and Assumption dated June 28, 1994 between CCL and Quanterra Incorporated. Corning hereby agrees that on or prior to the Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 2.02(i), it will assign, transfer and convey to Covance all of Corning's rights and obligations under that certain Registration Agreement dated as of February 22, 1995 by and between Corning, Dr. Nona Niland, Dr. John Scarlett, Robert F. Amundsen and Richard Hawkins.

                  (ii) The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee") shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement or such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution.

                  (iii) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such agreement.

                  (iv) Corning understands and agrees that approximately 10,968 Corning Common Shares are held to secure certain claims of CCL under that Escrow Agreement dated as of October 9, 1994 (the "Escrow Agreement") among Corning, The First National Bank of Boston and former shareholders of Moran Research Labs, as amended, and will act at CCL's direction and at CCL's expense with respect to those shares. The remaining Corning Common Shares held under the Escrow Agreement are being held for the benefit of Corning.

                  (j) Other Transactions. On or prior to the Distribution Date, each of Corning, CCL and Covance shall have consummated those other transactions in connection with the Distributions that are contemplated by the Information Statement and the ruling request submission by Corning to the Internal Revenue Service dated June 17, 1996, as supplemented, and not specifically referred to in subparagraphs (a)-(i) above.

                  SECTION 2.03. Treatment of Fractional Shares. As soon as practicable after the Distribution Date, the Agent shall determine the number of whole shares and fractional shares of CCL and Covance allocable to each Corning Record Holder and CCL Record Holder, respectively, as of the Distribution Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder to which a fractional share shall be allocable such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. In determining the manner and timing of selling the aggregated fractional shares, the Agent shall use its independent judgment and shall neither consult with nor communicate its plans to Corning, CCL or Covance.

                  SECTION 2.04. Certain Intercompany Financial and Other Arrangements. (a) Intercompany Accounts. Without limiting the terms of Section 2.05, all intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for in any of the Ancillary Agreements or hereunder), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between Corning, CCL, Covance or any of their respective Subsidiaries, on the one hand, and Corning, CCL, Covance or any of their respective Subsidiaries, on the other hand, shall, as of the Effective Time, be settled or contributed to capital, in each case as may be agreed in writing prior to the Effective Time by duly authorized representatives of Corning, CCL or Covance, as applicable. Notwithstanding the foregoing, on or after the Distribution Date, CCL shall make a payment to Corning in an amount equal to the excess, if any, of (i) the aggregate amount of cash and cash equivalents held by CCL and its Subsidiaries on the Distribution Date over (ii) the sum of the aggregate principal amount of Working Capital Loans and Swingline Loans (each as defined in the credit agreement among CCL and the banks listed therein to be entered into prior to the Distribution Date) outstanding on the Distribution Date, plus $40,000,000 plus the net cash proceeds from the sales of assets identified in the credit agreement received on or prior to the Distribution Date. If the amount calculated in accordance with clause (ii) of the preceding sentence, less $10,000,000, is greater than the amount calculated in accordance with clause (i) then, on or after the Distribution Date, Corning shall make a payment to CCL in an amount equal to the difference between such calculations.

                  (b) Operations in Ordinary Course. Each of CCL and Covance covenants and agrees that, except as otherwise provided in any Ancillary Agreement, during the period from the date of this Agreement through the Distribution Date, it will, and will cause any entity that is a Subsidiary of such party at any time during such period to, conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the administration of accounts receivable, the purchase of capital assets and equipment and the management of inventories.

                  SECTION 2.05. Certain Indebtedness and Capital Structure. Corning, CCL and Covance each agree to use their respective commercially reasonable efforts to achieve both an allocation of consolidated indebtedness of Corning and a capital structure (including cash position) of each of CCL and Covance so as to substantially reflect the respective capital structures after the Distributions of CCL and Covance set forth in the Information Statement under the headings "Capitalization of CCL" and "Capitalization of Covance".

                  SECTION 2.06. Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, Corning, CCL and Covance shall use their commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.

                 SECTION 2.07. No Representations or Warranties. Each of the parties hereto understands and agrees that, except as otherwise expressly provided, no party hereto is, in this Agreement, in any Ancillary Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency.

                  SECTION 2.08. Guarantees. (a) Except as otherwise specified in any Ancillary Agreement, Corning, CCL and Covance shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, Corning and any of its Subsidiaries removed as guarantor of or obligor for any CCL Liability or Covance Liability, including, without limitation, in respect of those guarantees set forth on Schedule 2.08(a), and to the extent any such guarantee is not removed, CCL or Covance, as the case may be, will indemnify Corning for all Indemnifiable Losses related to or arising from such guarantee, in accordance with the procedures set forth in Section 3.05 and will pay Corning a fee reflecting Corning's continuing role as guarantor.

                  (b) Except as otherwise specified in any Ancillary Agreement, Corning, CCL and Covance shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, CCL and any of its Subsidiaries removed as guarantor of or obligor for any Corning Liability or Covance Liability, including, without limitation, in respect of those guarantees set forth on Schedule 2.08(b), and to the extent any such guarantee is not removed, Corning or Covance, as the case may be, will indemnify CCL for all Indemnifiable Losses related to or arising from such guarantee, in accordance with the procedures set forth in Section 3.05 and will pay CCL a fee reflecting CCL's continuing role as guarantor.

                  (c) Except as otherwise specified in any Ancillary Agreement, Corning, CCL and Covance shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, Covance and any of its Subsidiaries removed as guarantor of or obligor for any Corning Liability or CCL Liability, including, without limitation, in respect of those guarantees set forth on Schedule 2.08(c), and to the extent any such guarantee is not removed, Corning or CCL, as the case may be, will indemnify Covance for all Indemnifiable Losses related to or arising from such guarantee, in accordance with the procedures set forth in Section 3.05 and will pay Covance a fee reflecting Covance's continuing role as guarantor.

                  SECTION 2.09. Certain Transactions. (a) On or prior to the Distribution Date, and in accordance to Section 2.02(b), Corning, CCL and Covance shall enter into (i) the Tax Sharing Agreement which shall govern, among other things, their respective rights and obligations with respect to Taxes of CCL and Covance and each of their respective Subsidiaries for all periods through the Distribution Date and certain other tax-related matters; and (ii) the Spin-off Tax Indemnification Agreements which shall, among other things, restrict CCL and Covance from engaging in certain activities that might jeopardize the continuing tax-free treatment of the Distributions.

                  (b) Following the Distribution Date, Corning, CCL and Covance shall each comply with and otherwise not take any action inconsistent with each representation and statement made, or to be made, to the Commission in connection with the "no-action request" letter describing the Distributions filed by Corning with the Commission.

                  SECTION 2.10. Insurance. Except as contemplated by the Insurance Agreement, any and all coverage of CCL, Covance and their respective Subsidiaries under Company Policies has terminated or will terminate (and will not be replaced by Corning) no later than the Effective Time.


                                   ARTICLE III
                                 INDEMNIFICATION

                  SECTION 3.01. Indemnification by Corning. (a) Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Corning shall indemnify and hold harmless the CCL Indemnitees and the Covance Indemnitees from and against any and all Indemnifiable Losses of the CCL Indemnitees and the Covance Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (i) the Corning Liabilities or (ii) the breach by Corning of any provision of this Agreement or any Ancillary Agreement.

                  (b) Corning shall indemnify and hold harmless CCL and its Subsidiaries from and against any and all monetary payments by or on behalf of CCL or any of its Subsidiaries (other than criminal fines or penalties imposed upon former or current employees of CCL or its subsidiaries) to the United States government or one of the States of the United States or any of their respective departments, branches or agencies arising out of any investigation or claim by or on behalf of the United States government or one of the States of the United States or any of their respective departments, branches or agencies, whether criminal, civil or administrative in nature which investigation or claim has been settled prior to the Distribution Date or is pending as of the Distribution Date pursuant to service of subpoena or other notice of such investigation to Corning, CCL or any of its Subsidiaries, as well as any qui tam proceeding for which a complaint was filed prior to the Distribution Date whether or not Corning, CCL or any Subsidiary of CCL has been served with such complaint or otherwise been notified of the pendency of such action, but only to the extent such investigations or claims arise out of or are related to alleged violations of (i) the federal civil False Claims Act (31 USC ss. 3729, et seq.) and its criminal counterpart (18 USC ss. 287), (ii) Medicare and Medicaid fraud (42 USC ss. 1320a-7(b)(a)(1)), (iii) the Civil Monetary Penalties Law (42 USC ss.ss. 1320a-7a and 1320a-7(b)(b)), (iv) mail fraud and wire fraud statutes (18 USC ss.ss. 1341 and 1343), (v) false statements (18 USC ss. 1301), (vi) conspiracy (18 USC ss. 371), (vii) money laundering (18 USC ss. 1956, et seq.),
(viii) RICO (18 USC ss. 1961), (ix) Title II of the Health Insurance Portability and Accountability Act of 1996, (x) Title XVIII of the Social Security

Act (42 USC ss.ss. 1395-1395ccc) (the Medicare statute), (xi) Title XIX of the Social Security Act (42 USC ss.ss. 1396, et seq.) (the Medicaid statute), (xii) the Programs Fraud Civil Remedies Act (31 USC ss.ss. 3801, et seq.); or (xiii) the federal Anti-Kickback Act (42 USC ss.ss. 52, et seq.) arising out of the billing or alleged overbilling by CCL or any past or present subsidiary of CLSI (or any of their predecessors) of any federal program or agency, or any federally supported state health care program or agency, or any beneficiary of any of them, for services provided to any such beneficiary thereof by CCL, any Subsidiary of CCL or any past or present subsidiary of CLSI (or any of their predecessors).

                  (c) In the event that CCL or its Subsidiaries make monetary payments in excess of forty-two million dollars ($42,000,000) within the period beginning on the Distribution Date and ending five (5) years thereafter in respect of claims by nongovernmental persons relating to or arising out of the investigations or claims referred to in Section 3.01(b) and alleging overbillings of such person or any beneficiary of such person by CCL, its Subsidiaries or any past or present subsidiary of CLSI (or any of their predecessors) for services provided prior to the Distribution Date to such person or beneficiary thereof by CCL, its Subsidiaries or any past or present subsidiary of CLSI (or any of their predecessors), then Corning shall indemnify and hold harmless CCL and its Subsidiaries from and against fifty percent (50%) of up to fifty million dollars ($50,000,000) in the aggregate of such monetary payments actually paid by CCL or any Subsidiary of CCL in excess of such forty-two million dollars ($42,000,000) in respect of such alleged overbillings.

                  (d) (i) Except as otherwise agreed by Corning and CCL or unless otherwise required by a change in applicable law or regulations, a contrary judicial decision, adverse determination by a Taxing authority, or a contrary published ruling (in each case, subsequent to the date hereof), all payments made by Corning to CCL, or to another party for the benefit of CCL, pursuant to Section 3.01(b) and Section 3.01(c) shall be treated as nontaxable capital contributions by Corning to CCL and the parties shall report the payments consistent with such treatment for Tax purposes.

                  (ii) Each amount indemnified against by Corning pursuant to
Section 3.01(b) and Section 3.01(c) shall be reduced by (1) the product of (x) the amount of any Tax deduction used to reduce the Tax liability of CCL, any CCL Subsidiary (CCL and the CCL Subsidiaries shall be referred to in this Section 3.01(d) individually as a "CCL Company" and collectively as the "CCL Companies") or any combined or consolidated group which has any of the CCL Companies as a member and which does not have Corning as a member (referred to in this Section 3.01(d) as the "CCL Group") to the extent such Tax deduction is attributable to the portion of the payment, loss, expense or other item indemnified against by Corning and (y) the maximum marginal statutory rate (exclusive of any surtax rate or other marginal rate imposed in lieu of a surtax to eliminate the benefits of a lower marginal rate) at which the Tax to which such deduction relates is imposed for the taxable year in which the CCL Company or the CCL Group uses the Tax deduction to reduce its Tax liability, and (2) the amount of any other Tax credit, benefit or other similar item (a "Tax Benefit Item") used to reduce the Tax liability of any CCL Company or the CCL Group to the extent the Tax Benefit
Item is attributable to the portion of the payment, loss, expense or other item indemnified against by Corning.

                  (iii) For purposes of determining whether any Tax deduction or Tax Benefit Item of any CCL Company attributable to the portion of a payment, loss, expense or other item indemnified against by Corning (a "Corning Deduction") is used to reduce the Tax liability of any CCL Company or the CCL Group, it shall be assumed that all losses and deductions of such CCL Company or the CCL Group (including carryforwards and carrybacks (unless otherwise excluded below) of net operating losses or other items) other than Corning Deductions are applied in reduction of such CCL Company's or the CCL Group's Tax liability before any Corning Deductions are so applied, except that Tax deductions and Tax Benefit Items attributable to the following items shall be deemed to be applied to reduce such CCL Company's or the CCL Group's Tax liability after using (in determining such Tax liability) all available Corning Deductions: (i) Special Events (as defined below), (ii) claims against which Corning has partially indemnified CCL pursuant to Section 3.01(c) (other than payments applied toward the $42,000,000 threshold specified in Section 3.01(c)) and (iii) carrybacks of losses or other Tax items from Tax years subsequent to the Tax year in which the amount indemnified against under Sections 3.01(b) or (3.01(c) is paid by Corning. Special Event shall mean a material event that is unusual in nature or occurs infrequently (but not both) and is unrelated to normal operations (including, without limitation, entering or exiting businesses, sales or other dispositions, litigation or regulatory settlements, restructuring reserves), but does not include operating items such as start-up expenses and receivable reserves. For this purpose, material means an event or series of related events involving amounts exceeding 5 percent of CCL's pre-tax income (determined on a consolidated basis).

                  (iv) Corning shall make estimated payments to CCL, or another party for the benefit of CCL, pursuant to Section 3.01(b) and Section 3.01(c) (the "Estimated Payments") which shall be calculated in good faith by CCL and Corning by taking into account the adjustments required by Section 3.02(d)(ii) and Section 3.01(d)(iii) to the extent practical (based on information available to the parties at the time the Estimated Payment is made as to the proper tax treatment of the item, CCL's projected Tax liability (including for estimated Tax payments), or losses for the year in which the Estimated Payment is made (without taking into account the use of Corning Deductions in future years), prior Tax return positions and other factors the parties deem relevant). Estimated Payments shall be paid by Corning (1) if paid to a CCL Company, as directed by CCL, within 15 business days after written notice from CCL to Corning indicating that the underlying obligation indemnified against by Corning has been paid by a CCL Company (which notice shall include any documentation reasonably requested by Corning establishing the amount and Tax treatment of such payment) or, (2) if paid directly by Corning for the benefit of a CCL Company, within 15 business days after written notice from CCL that the obligation has been settled or is otherwise due (which notice shall include to whom such payment should be made, the amount of the payment, an executed copy of the settlement or other agreement and any other documentation reasonably requested by Corning establishing the amount and Tax treatment of such payment); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Corning shall have been actually prejudiced as a result of such failure.

                  (v) Within 60 business days following the close of the Tax year in which an Estimated Payment is made and each tax year thereafter until the Corning Deductions (as adjusted under Sections 3.01(d)(ii) and 3.01(d)(iii)) are fully used by the CCL Companies to reduce the Tax liability of the CCL Group or any CCL Member, CCL shall compute the amount by which any reduction in the Tax liability of a CCL Company or the CCL Group for such Tax year attributable to a Corning Deduction decreases the after-Tax indemnity payable by Corning under Sections 3.02(d)(ii) and (iii). CCL shall submit such computation in writing to Corning (together with such other documentation as is reasonably necessary to demonstrate how the reduction was computed) for review and approval by Corning, which approval shall not be unreasonably withheld, within 20 business days of the receipt by Corning of such computation prepared by CCL. If Corning does not approve of such computation and the parties cannot otherwise agree on such computation, then the disagreement shall be resolved under Section 3.01(d)(ix). Promptly following agreement by the parties as to the computation required under this paragraph, either CCL shall pay to Corning an adjusting payment if the amount of such after-Tax indemnity payable by Corning under Sections 3.01(d)(ii) and 3.01(d)(iii) is less than the aggregate amount of Estimated Payments made to CCL for such Tax year and prior years (net of any prior adjusting payments) or Corning shall pay to CCL an adjusting payment if the amount of such after-Tax indemnity payable by Corning under Section 3.02(d)(ii) and (iii) exceeds the aggregate amount of Estimated Payments made to CCL for such Tax year and prior years (net of any prior adjusting payments).

                  (vi) CCL shall consult with Corning and CCL and Corning shall determine the Tax treatment by any CCL Company or the CCL Group of any payment, loss, expense or other amount indemnified against by Corning under Section 3.01(b) or Section 3.01(c) provided that neither the CCL Group nor any CCL Company nor Corning shall be required to take a position on any Tax return for which there is no reasonable basis. If requested by CCL, Corning at its expense will provide CCL with an opinion of independent tax counsel selected by Corning (provided such counsel is not reasonably objected to by CCL) to the effect that there exists a reasonable basis for the treatment proposed by Corning as part of such determination. The parties shall report the payments consistent with the treatment as determined by them for Tax purposes.

                  (vii) If any payments are made by Corning pursuant to Section 3.01(b) or Section 3.01(c), and calculated and paid pursuant to this Section 3.01(d), and the amount of the after-Tax indemnity payable by Corning pursuant to such sections would have been different if the computation of such indemnification payment were made at a later time (because of final settlements or final dispositions of audit adjustments, administrative or judicial proceedings, amended returns, utilization or disallowance of Corning Deductions in subsequent Tax periods or other reasons), then the amount of such indemnification shall be recomputed by CCL and Corning at such later time by taking into account such subsequent events and the parties shall make an adjusting payment between each other as is appropriate because of such recomputation within 15 business days of their agreement as to the amount of such adjusting payment.

                  (viii) (A) CCL shall notify Corning promptly (and in any event within 15 business days) after receipt by any CCL Company of written notice of any demand or claim by a Taxing authority relating to the Tax treatment of a payment, loss, expense or other item indemnified against by Corning under
Section 3.01(b) or Section 3.01(c). Such notice shall contain factual information (to the extent known to any CCL Company) describing the asserted tax treatment in reasonable detail and shall include copies of any notice or other document received from any Taxing authority. If the Taxing authority proposes in writing an adjustment to a Corning Deduction, which adjustment if sustained would reduce the amount of a Corning Deduction or otherwise increase the amount indemnified against by Corning, CCL shall notify Corning promptly of such adjustment and of all action taken or proposed to be taken by the Taxing authority; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Corning shall have been actually prejudiced as a result of such failure.

                           (B) If Corning requests within 30 days (or sooner if
the nature of the proposed adjustment so requires) after CCL's notice that the proposed adjustment to a Corning Deduction be contested, CCL shall contest the proposed adjustment in good faith upon receipt of an opinion of independent tax counsel selected by Corning (provided such counsel is not reasonably objected to by CCL) to the effect that there exists a reasonable basis that CCL will prevail in such contest; provided, that (i) CCL shall be required to contest any proposed adjustment beyond the level of administrative proceedings only if the j aggregate amount of the proposed adjustment (exclusive of penalties, interest and additions to tax) exceeds $250,000, (ii) CCL shall determine the court of competent jurisdiction in which to contest the proposed adjustment either before or after payment of the Tax asserted to be payable as a result thereof, (iii) Corning shall control with counsel selected by Corning (provided such counsel is not reasonably objected to by CCL) the prosecution of any contested adjustment or asserted deficiency in respect of a Corning Deduction arising from an amount indemnified against by Corning under Section 3.01(b), and CCL shall control with counsel selected by CCL (provided such counsel is not reasonably objected to by Corning) the prosecution of any contested adjustment or asserted deficiency in respect of a Corning Deduction arising from an amount indemnified against by Corning under Section 3.01(c), (iv) the controlling party shall keep the other party informed as to the progress of any contest or litigation and, if requested by such other party, shall consult with such other party's tax counsel, and (v) the controlling party shall not settle, compromise or otherwise concede the adjustment or deficiency in respect of a Corning Deduction that the controlling party is contesting without the consent of the other party, which consent shall not be unreasonably withheld, provided, further, that any adverse court determination will be required to be appealed only upon receipt of an additional opinion from independent tax counsel that there exists a reasonable basis that the appellate court will reverse such adverse determination. CCL shall not be required to take any action pursuant to this Section 3.01(viii)(B) in respect of a contesting Corning Deduction relating to an amount indemnified against by Corning under Section 3.01(b) unless Corning shall have agreed to pay (with no net after-Tax cost to CCL) all penalties, interest and additions to tax that CCL may incur in connection with contesting a proposed adjustment to such Corning Deduction. The controlling party shall pay all out-of-pocket expenses and other costs relating to a contest of an adjustment to a Corning Deduction ("Expenses"), including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by (or selected or controlled by) the controlling party incurred at any time during which the controlling party is controlling and directing the proceeding in respect of which such fees are incurred; provided, however, that Corning shall pay CCL, in respect of a proceeding controlled by CCL that relates to or involves a proposed adjustment or asserted deficiency in respect of a Corning Deduction attributable to an amount indemnified against by Corning under Section 3.01(c), that proportion of the Expenses relating to the proceeding and involving such deduction as is equal to the ratio of (i) the amount of the adjustment or deficiency that relates to such Corning Deduction at issue in the proceeding and (ii) the total adjustments at issue in the proceeding that relate to claims by nongovernmental persons described in Section 3.01(c).

                           (C)      If asserted liabilities unrelated to the
matters contemplated herein become grouped with contests arising hereunder, the parties shall use their respective best efforts to cause the contest arising hereunder to be the subject of a separate proceeding. If such severance is not possible, Corning shall control only the prosecution of any contested adjustment or asserted deficiency in respect of a Corning Deduction arising from an amount indemnified against by Corning under Section 3.01(b), and CCL shall have sole discretion to determine the court of competent jurisdiction in which to contest the proposed adjustment either before or after payment of the tax asserted to be payable, provided that CCL shall not settle, compromise or otherwise concede any such contested adjustment or asserted deficiency without the consent of Corning, which consent shall not be unreasonably withheld. If CCL pays a disputed amount of Taxes resulting from a disallowed Corning Deduction arising from an amount indemnified against by Corning under Section 3.01(b) or Section 3.01(c), and brings suit for refund, Corning shall advance the disputed amount of Taxes (but only to the extent of the portion of such disputed Taxes as is attributable to the disallowance of such Corning Deduction) to CCL within 15 business days of such payment by CCL. If CCL subsequently receives a refund or credit, of all or a part of the amount of disputed Taxes advanced by Corning, CCL shall promptly pay (and in any event within 15 business days) to Corning an amount equal to the portion of such refund or credit attributable to a Corning Deduction together with any interest received (including by offset) by CCL from the Taxing authority with respect to such portion. With respect to matters arising hereunder controlled by Corning, and where deemed necessary by Corning, CCL shall itself, and shall compel any

CCL Subsidiary to, authorize by appropriate powers of attorney such persons as Corning shall designate to represent CCL, or such CCL Subsidiary, with respect to such matters.

                  (ix) If Corning and CCL are unable to agree on the proper calculation or treatment of a payment or other obligation, a Tax deduction or Tax Benefit Item or any other item described in this Section 3.01(d), then such disputed item or items shall be resolved by a nationally recognized accounting or law firm chosen and mutually acceptable to both parties. Such accounting or law firm shall resolve the dispute within 30 days of having the item or items referred to it and such resolution shall be binding on the parties. The costs, fees and expenses of the accounting or law firm shall be borne equally by Corning and CCL. In the event the parties are not able to agree on an accounting or law firm, each party shall select its own nationally recognized law firm (and bear the costs, fees and expenses thereof) and such law firms shall select a nationally recognized accounting or law firm which accounting or law firm shall be deemed to be mutually acceptable to both parties for the purpose of applying this provision. Nothing in this Section 3.01(d) shall require either party to take any position on a Tax return or for Tax purposes for which there is no reasonable basis.

                  (x) All payments under Sections 3.01(b), 3.01(c) and 3.01(d) shall be made without gross-up for Taxes, except if (A) the Tax liability of Corning or a consolidated or combined group which has Corning as a member and which does not have CCL as a member (the "Corning Group") is actually reduced by a Tax deduction attributable to the payment by Corning of an amount indemnified against by Corning under Sections 3.01(b) or 3.01(c) in any tax year that ends after the Distribution Date because such payment is properly treated as an deduction against ordinary income for Corning or the Corning Group in computing its Taxable income for such year (a "CCL Payment Deduction") and (B) the Tax Liability of any CCL Company or the CCL Group for such year is actually increased by such payment because such payment is properly treated as an item of ordinary income for any CCL Company or the CCL Group, then Corning shall pay to CCL an amount equal to the lesser of the amount of such Corning Tax reduction and the amount of such CCL Tax increase, within 15 business days after the parties agree on the amount of the Corning Tax reduction and CCL Tax increase, provided, however, any payment by Corning to CCL shall be net of Taxes imposed on Corning or the Corning Group in respect of amounts paid by CCL to Corning under Section 3.01(d). For purposes of computing a Corning Tax increase, it shall be assumed that all losses and deductions other than the CCL Payment Deduction are applied to reduce the Tax Liability of Corning or the Corning Group before the CCL Payment Deduction is so applied.

                  (e) Notwithstanding anything to the contrary in this agreement, Corning shall not indemnify, defend or hold harmless CCL or any Subsidiary of CCL against (x) costs and expenses relating to the investigations or claims referred to in Sections 3.01(b) and (c) (including, without limitation, fees and expenses of attorneys, consultants and other agents of CCL or any Subsidiary of CCL), or (y) losses of revenues or profits that may arise as a consequence of the claims or investigations referred to in Sections 3.01(b) or 3.01(c) or the settlements entered into or judgments rendered as a result thereof or as a consequence of any exclusion from participation in any federal or state health care program, or (z) any other consequential or incidental damages that may be incurred by CCL or any Subsidiary of CCL, in each case which relates to the billing of any person or any beneficiary of such person by CCL, any Subsidiary of CCL or any past or present subsidiary of CLSI (or any of their predecessors) for services provided to any such person or beneficiary thereof by CCL, any Subsidiary of CCL or any past or present subsidiary of CLSI (or any of their predecessors).

                  (f) All indemnification obligations of Corning pursuant to this Section 3.01 may be made or assumed by an Affiliate of Corning to the extent deemed necessary or desirable by Corning in its sole discretion; provided, however, that Corning shall remain liable for such obligations.

                  SECTION 3.02. Indemnification by CCL. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, CCL shall indemnify and hold harmless the Corning Indemnitees and the Covance Indemnitees from and against any and all Indemnifiable Losses of the Corning Indemnitees and the Covance Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (i) the CCL Liabilities or (ii) the breach by CCL of any provision of this Agreement or any Ancillary Agreement; provided, however, that CCL is under no obligation to indemnify or hold harmless Corning from and against any Indemnifiable Losses arising out of, or by reason of or otherwise in connection with any and all monetary payments by Corning in respect of (i) the investigations or claims referred to in Section 3.01(b) or
(ii) claims referred to in Section 3.01(c) as to which no CCL Indemnitee is a party.

                  SECTION 3.03. Indemnification by Covance. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Covance shall indemnify and hold harmless the Corning Indemnitees and the CCL Indemnitees from and against any and all Indemnifiable Losses of the Corning Indemnities and the CCL Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (i) the Covance Liabilities or (ii) the breach by Covance of any provision of this Agreement or any Ancillary Agreement.

                  SECTION 3.04. Adjustments for Indemnification Obligations. If the amount that any party (an "Indemnifying Party") is or may be required to pay to any other person (an "Indemnitee") pursuant to Section 3.01, Section 3.02 or
Section 3.03, as applicable, shall, at any time subsequent to the payment required by this Agreement, be reduced by insurance or other recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Loss.

                  SECTION 3.05. Procedures for Indemnification - Third Party Claims. If a claim or demand is made against an Indemnitee by any person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice).

                  If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, in the case of an Indemnifying Party's obligation to indemnify the Indemnitee pursuant to Section 3.01(a), Section 3.01(b), Section 3.02 or Section 3.03, if the Indemnifying Party so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof.

                  If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend which by its terms (i) obligates the Indemnifying Party to pay the full amount of its indemnification obligation in connection with such Third Party Claim and (ii) releases the Indemnitee completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnitee; and provided further that the Indemnitee may refuse to agree to any such proposed settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such proposed settlement, compromise or discharge.

                  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                  The provisions contained in Section 3.01(d) shall control in the situations described particularly in that section.

                  SECTION 3.06. Survival of Indemnities. The obligations of Corning, CCL and Covance under this Article III shall survive the sale or other transfer by any of them of any assets or businesses, with respect to any Indemnifiable Loss of any Indemnitee related to such assets or businesses.

                  SECTION 3.07. Payments. All payments under this Agreement shall be made without gross-up for Taxes except as provided in Section 3.01(d)(x).

                                   ARTICLE IV
                              ACCESS TO INFORMATION

                  SECTION 4.01. Provision of Corporate Records. From and after the Distribution Date, upon the prior written request by Corning, CCL or Covance for specific and identified agreements, documents, books, records or files (collectively, "Records") relating to or affecting Corning, CCL or Covance, as applicable, Corning, CCL or Covance, as the case may be, shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or other originals thereof if the party making the request has a reasonable need for such originals) then in the possession of Corning, CCL or Covance, as the case may be, or any of their Subsidiaries, but only to the extent such items are not already in the possession of the requesting party; provided, however, that nothing in this
Section 4.01 shall obligate a party to retain any records except to the extent required by law or by an Ancillary Agreement or to provide Records if the party reasonably determines that such provision of Records would prevent it from claiming that the Records were privileged or otherwise not subject to disclosure in any Action.

                  SECTION 4.02. Access to Information. (a) From and after the Distribution Date, each of Corning, CCL and Covance shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party.

                  (b) For a period of five years following the Distribution Date, each of Corning, CCL and Covance shall provide to the other, promptly following such time at which such documents shall be filed with the Commission, all documents that shall be filed by it and by any of its respective Subsidiaries with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder.

                  SECTION 4.03. Reimbursement. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursement and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information.

                  SECTION 4.04. Confidentiality. (a) Each of (i) Corning and its Subsidiaries, (ii) CCL and its Subsidiaries and (iii) Covance and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall hold, and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, all information concerning the other parties in its possession, its custody or under its control (except to the extent that (x) such information has been in the public domain through no fault of such party, (y) such information has been later lawfully acquired from other sources by such party or (z) this Agreement, any Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (i) was obtained prior to or relates to periods prior to the Effective Time, (ii) relates to any Ancillary Agreement or (iii) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

                  (b) To the extent that a party hereto is compelled by judicial or administrative process to disclose otherwise confidential information under circumstances in which any evidentiary privilege would be available, such party agrees to assert such privilege in good faith prior to making such disclosure. Each of the parties hereto agrees to consult with each relevant other party in connection with any such judicial or administrative process, including, without limitation, in determining whether any privilege is available, and further agrees to allow each such relevant party and its counsel to participate in any hearing or other proceeding (including, without limitations, any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.


                                    ARTICLE V
                               DISPUTE RESOLUTION

                  SECTION 5.01. Good Faith Negotiations. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort or statute (collectively, "Agreement Disputes"), the general counsels of the relevant parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute.

                  SECTION 5.02. Procedure. If after such reasonable period such general counsels are unable to settle such Agreement Dispute (and in any event after 60 days have elapsed from the time the relevant parties began such negotiations), such Agreement Dispute shall be determined, at the request of any relevant party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association (the "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. ss. 10(a) as in effect on the date hereof), and judgment may be entered by any state or federal court having jurisdiction thereof in accordance with Section 6.16 hereof. Unless the arbitrator otherwise determines, the pre-trial discovery of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration hereunder. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article V shall be determined by the arbitrator. The arbitrator shall be a retired or former judge of any United States District Court or Court of Appeals or such other qualified person as the relevant parties may agree to designate, provided, however, such individual has had substantial professional experience with regard to settling sophisticated commercial disputes. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In his or her award the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of the arbitration, including, without limitation, the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrator shall be entitled if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive damages.


                                   ARTICLE VI
                               GENERAL PROVISIONS

                  SECTION 6.01. Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each of Corning, CCL and Covance shall bear its own costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Information Statement, the Registration Statements and the Distributions and the consummation of the transactions contemplated thereby and the parties to this Agreement shall agree on an equitable allocation of costs and expenses where any item is not clearly allocable to Corning, CCL or Covance. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

                  SECTION 6.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 6.02) listed below (with copies to Shearman & Sterling at 599 Lexington Avenue, New York, New York 10022, Attn: Creighton Condon):

         (a)      To Corning Incorporated:

                  One Riverfront Plaza
                  Corning, New York  14831
                  Telecopy:  (607) 974-8656

                  Attn:  General Counsel

         (b)      To CCL:

                  One Malcolm Avenue
                  Teterboro, New Jersey  07608
                  Telecopy:  (201) 462-4795

                  Attn:  General Counsel

         (c)      To Covance:

                  210 Carnegie Center
                  Princeton, New Jersey  08540-6233
                  Telecopy:  (609) 452-9865

                  Attn:  General Counsel

                  SECTION 6.03. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

                  SECTION 6.04. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

                  SECTION 6.05. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 6.06. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

                  SECTION 6.07. Waiver. The parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered by the other party or parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party or parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

                  SECTION 6.08. Amendments. Subject to the terms of Section 6.11 hereof, this Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with Section 6.07.

                  SECTION 6.09. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties (which consent may be granted or withheld in the sole discretion of the parties), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

                  SECTION 6.10. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  SECTION 6.11. Termination. This Agreement (including, without limitation, Article III hereof) may be terminated and the Distributions may be amended, modified or abandoned at any time prior to the Distributions by and in the sole discretion of Corning without the approval of CCL or Covance or the shareholders of Corning. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distributions, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Distributions in respect of the third party beneficiaries thereto without the consent of such persons.

                  SECTION 6.12. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

                  SECTION 6.13. Third Party Beneficiaries. Except as provided in
Article III relating to Indemnitees, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective Subsidiaries, Affiliates and assigns and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 6.14. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 6.15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 6.16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. Without limiting the provisions of Article V, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

                  SECTION 6.17. Public Announcements. (a) Prior to the Effective Time, neither CCL nor Covance shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Corning.

                  (b) Following the Effective Time, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consultation with the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

                  SECTION 6.18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                            CORNING INCORPORATED


                                             by /s/ A. John Peck, Jr.
                                                ---------------------
                                               Name:
                                               Title:


                                            CORNING LIFE SCIENCES INC.


                                             by /s/ Leo C. Farrenkopf, Jr.
                                                --------------------------
                                                Name:
                                                Title:


                                            CORNING CLINICAL LABORATORIES INC.
                                            (Delaware)


                                            by /s/ Robert A. Carothers
                                               -----------------------
                                              Name:
                                              Title:


                                            COVANCE INC.


                                            by /s/ Jeffrey S. Hurwitz
                                               ----------------------
                                               Name:
                                               Title:



                                            CORNING CLINICAL LABORATORIES INC.
                                            (Michigan)


                                            by /s/ A.W. Reynolds
                                               -----------------
                                               Name:
                                               Title: